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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                SCHEDULE 13G/A

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               DIGITAL RIVER, INC.
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                                (Name of Issuer)

                          Common Stock, $0.01 par value
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                         (Title of Class of Securities)

                                   25388B-10-4
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                                 (CUSIP Number)


Check the following box to designate the rule pursuant to which this Schedule is filed:

                           [ ]      Rule 13d - 1(b)
                           [ ]      Rule 13d - 1(c)
                           [X]      Rule 13d - 1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosure provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 5 pages
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CUSIP NO. 25388B-10-4                13G                     PAGE 2 OF 5 PAGES
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     1        NAME OF REPORTING PERSON
              S. S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  CONNECTINC.COM, CO.

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     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                  N/A                                           (a)  (TM)
                                                                (b)  (TM)
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     3        SEC USE ONLY


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     4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  CALIFORNIA

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                   5      SOLE VOTING POWER

                            0
               -----------------------------------------------------------------
  NUMBER OF        6      SHARED VOTING POWER
   SHARES
BENEFICIALLY
  OWNED BY                  0
  BY EACH      -----------------------------------------------------------------
 REPORTING         7      SOLE DISPOSITIVE POWER
   PERSON
    WITH
                            0
               -----------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER

                            0

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     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                         0

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     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES
              (TM)     N/A
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     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                       0%

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     12       TYPE OF REPORTING PERSON

                       CO

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CUSIP NO. 25388B-10-4                13G                     PAGE 3 OF 5 PAGES
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ITEM 1.

         (a)   Name of Issuer: Digital River, Inc.

         (b)   Address of Issuer's Principal Executive Offices:
               9625 W. 76th Street, Suite 150
               Eden Prairie, MN 55344

ITEM 2.

         (a)   Name of Person Filing: ConnectInc.com, Co.

         (b)   Address of Principal Business Office or, if none, Residence:
               333 West San Carlos, Suite 300
               San Jose, CA 95110

         (c)   Citizenship: corporation is organized under the laws of Delaware.

         (d)   Title of Class of Securities: Common Stock

         (e)   CUSIP Number: 25388B-10-4

ITEM 3.        STATUS OF PERSON FILING:

               Not Applicable

ITEM 4.        OWNERSHIP

         (a)   Amount Beneficially Owned: 0

         (b)   Percent of Class:

               0% based on 25,563,381 shares outstanding as of November 9, 2001 as reported in the report on Form 10-Q for the quarter ended on September 30, 2001.

         (c)   Number of shares as to which such person has:

               (i)   sole power to vote or to direct the vote: 0

               (ii)  shared power to vote or to direct the vote: 0

               (iii) sole power to dispose or to direct the disposition of: 0

               (iv)  shared power to dispose or to direct the disposition of: 0

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

               ConnectInc.com, Co. is a wholly-owned subsidiary of Calico Commerce, Inc., a Delaware corporation.



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CUSIP NO. 25388B-10-4                13G                     PAGE 4 OF 5 PAGES
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ITEM 7.        IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
               ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

               Not Applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

               Not Applicable.

ITEM 9.        NOTICE OF DISSOLUTION OF THE GROUP

               Not Applicable.

ITEM 10.       CERTIFICATION

               Not Applicable.



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CUSIP NO. 25388B-10-4                13G                     PAGE 5 OF 5 PAGES
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                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 13, 2002
                                          /s/ JAMES B. WEIL
                                          -------------------------------------
                                          James B. Weil



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